Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
October 20, 2005	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS RECORD 2006 SECOND-QUARTER SALES

Second-Quarter Revenues Up 15% Driven by ATV Sales

THIEF RIVER FALLS, Minn., Oct. 20 – Arctic Cat Inc. (Nasdaq: ACAT) today reported  net sales grew 15 percent to a record $276.3 million for the fiscal 2006 second quarter ended September 30, 2005, compared to $240.7 million in the same period last year. Net earnings for the quarter were $19.2 million, or $0.96 per diluted share, versus $19.7 million, or $0.94 per diluted share, in the prior-year period.

For the six-month period, net sales rose 12 percent to $384.2 million compared to $343.3 million in the first half of last year. Net earnings were $19.7 million, or $0.98 per diluted share, versus $19.8 million, or $0.94 per diluted share, in the prior-year first half.

“We are pleased to report strong revenue gains for the quarter, led by demand for our best-in-class ATV products,” said Christopher A. Twomey, chairman and chief executive officer. “As anticipated, earnings were constrained by lower margins; however, we continue to aggressively pursue initiatives designed to reduce costs and enhance the company’s operational efficiency. Chief among these initiatives is our effort to build more of our own ATV engines, which we expect will strengthen our long-term profit margins.”

During the quarter, Arctic Cat announced that it will build a new ATV engine manufacturing facility in St. Cloud, Minn., in order to meet growing demand for its products. Arctic Cat introduced its first-ever designed and built ATV engine, the 650 H1, in the spring of 2005. The company plans to significantly boost production of the H1 engine this fiscal year.  Construction of the ATV engine manufacturing facility is slated to begin in calendar 2006, with the plant operational by 2007.

“We expect this new state-of-the-art facility to enhance our competitiveness by increasing our manufacturing efficiency and reducing our ATV engine costs,” said Twomey. “In addition, it will provide us with greater flexibility and control over the ATVs we produce to better meet changing customer needs.”

(more)

During its fiscal 2006 second quarter, Arctic Cat repurchased 401,500 shares of its common stock as part of its $20 million share repurchase program.

Product Line Results

Sales of Arctic Cat’s ATVs grew to $135.8 million, up 35 percent from $100.6 million in the prior-year second quarter. Year-to-date ATV sales increased 27 percent to $177.3 million versus $139.7 million in the first six months of last year.

“We are pleased with the progress to-date of our ATV growth strategy to compete in all ATV market segments and to continue to build our international presence in the on-road European market,” said Twomey. “As an example of our successful efforts, our innovative new Prowler UTV marked our first entry into the growing utility vehicle category and was a strong contributor to our ATV sales gains during the quarter.”

Introduced to Arctic Cat’s dealers in June 2005, the Prowler features side-by-side bucket seats and a functional, rear cargo bed. The company also expanded its presence in the sport performance ATV category with the introduction in June of the 250 DVX.

As anticipated, sales of Arctic Cat snowmobiles were virtually flat at $111.4 million in the 2006 second quarter versus sales of $112.0 million in the same period last year. Year-to-date snowmobile sales were $163.5 million compared to $162.7 million in the prior-year period.

Parts, garments and accessories (PG&A) sales totaled $29.0 million, up 3 percent compared to $28.1 million in the prior-year second quarter. Six-month PG&A sales totaled $43.5 million, an increase of 6 percent versus $40.9 million in the year-ago period.

Outlook

Arctic Cat currently anticipates fiscal 2006 third-quarter net sales for the period ending December 31, 2005, to range between $189 million and $199 million compared to $188.9 million for the same period last year. Net earnings for the quarter are estimated to be between $0.19 and $0.24 per diluted share versus earnings of $0.28 per diluted share in the prior-year quarter.

For the fiscal year ending March 31, 2006, Arctic Cat anticipates record net sales in the range of $710 million to $725 million. The company is continuing to forecast lower margins in fiscal 2006, due to increased raw material costs, lower snowmobile sales and a less favorable yen/dollar exchange rate, resulting in estimated full-year diluted earnings per share in the range of $1.31 to $1.36. Fiscal 2005 earnings per diluted share totaled $1.36.

Conference Call

Arctic Cat will host a conference call today to discuss the second-quarter results at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available from approximately 12:30 p.m. CT on Thursday, October 20, until 6 p.m. CT on Thursday, October 27. To access the telephone replay, dial 800-405-2236 and enter conference call ID 11041732.

About Arctic Cat

Arctic Cat Inc. designs, manufactures and markets world-class snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Net Sales	$276,270	$240,673	$384,194	$343,267
Cost of Goods Sold	221,188	188,061	306,832	271,699
Gross Profit	55,082	52,612	77,362	71,568
Selling, General and Administrative Expenses	26,850	23,908	48,758	42,890
Operating Profit	28,232	28,704	28,604	28,678
Other Income Interest Income	29	194	316	403
Earnings Before Income Taxes	28,261	28,898	28,920	29,081
Income Taxes	9,044	9,247	9,255	9,306
Net Earnings	$19,217	$19,651	$19,665	$19,775
Net Earnings Per Share
Basic	$0.97	$0.95	$0.99	$0.95
Diluted	$0.96	$0.94	$0.98	$0.94

Weighted Average Shares Outstanding:
Basic	19,772	20,660	19,894	20,766
Diluted	19,930	20,959	20,080	21,052

	September 30,
Selected Balance Sheet Data:	2005	2004
Cash and Short-term Investments	$62,273	$64,167
Accounts Receivable, net	64,969	76,177
Inventories	120,432	105,605
Total Assets	344,125	329,440
Current Liabilities	143,613	129,465
Shareholders’ Equity	186,803	189,387

	Three Months Ended September 30,			Six Months Ended September 30,
Product Line Data:	2005	2004	Change	2005	2004	Change

Snowmobiles	$111,444	$111,980	0%	$163,454	$162,678	0%
All-terrain Vehicles	135,820	100,558	35%	177,269	139,730	27%
Parts, Garments & Accessories	29,006	28,135	3%	43,471	40,859	6%
Total Sales	$276,270	$240,673	15%	$384,194	$343,267	12%

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